Exhibit 99.h.1


                     FUND ADMINISTRATION SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 19th day of October, 2004, by and between PRIMECAP Odyssey Funds, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

         WHEREAS, the Trust desires to retain USBFS to provide fund administration services for each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Appointment of USBFS as Administrator

         The Trust hereby appoints USBFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       Services and Duties of USBFS

         USBFS shall provide the following fund administration services for the Trust and the Funds, including but not limited to:

         A.       General Fund Management:

                  (1)      Act as liaison among all Fund service providers.

                  (2)      Supply:
                           a.       Corporate secretarial services.
                           b. Office facilities (which may be in USBFS's or its affiliate's own offices).
                           c. Non-investment-related statistical and research data as needed.

                  (3) Coordinate the Trust's Board of Trustees' (the "Board of Trustees" or the "Trustees") communications, such as:
                           a.       Establish meeting agendas.
                           b. Prepare reports for the Board of Trustees based on financial and administrative data.
                           c.       Evaluate independent auditor.
                           d. Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the "SEC") filings relating thereto.

                           e. Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
                           f. Recommend dividend declarations to the Board of Trustees, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
                           g. Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees, attend Board of Trustees meetings and present materials for Trustees' review at such meetings.

                  (4)      Audits:
                           a. Prepare appropriate schedules and assist independent auditors.
                           b.       Provide information to the SEC and
                                    facilitate audit process.
                           c.       Provide office facilities.

                  (5)      Assist in overall operations of the Funds.

                  (6) Pay Fund expenses upon written authorization from the Trust.

                  (7) Monitor arrangements under shareholder services or similar plans.

         B.       Compliance:

                  (1)      Regulatory Compliance:

                           a. Monitor compliance with the 1940 Act requirements, including:
                                    (i)   Asset diversification tests.
                                    (ii)  Total return and SEC yield
                                          calculations.
                                    (iii) Maintenance of books and records under
                                          Rule 31a-3.
                                    (iv)  Code of Ethics requirements for the
                                          disinterested Trustees.

                           b. Monitor Funds' compliance with the policies and investment limitations of the Funds as set forth in their current prospectus (the "Prospectus") and statement of additional information (the "SAI").

                           c. Maintain awareness of applicable regulatory and operational service issues and recommend dispositions.

                  (2)      Blue Sky Compliance:
                           a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Trust, each Fund, or class of shares of the Funds, as applicable, so as to enable the Trust to make a continuous offering of its shares in all states.
                           b. Monitor status and maintain registrations in each state.
                           c. Provide information regarding material developments in state securities regulation.

                  (3)      SEC Registration and Reporting:
                           a. Assist Trust counsel in updating the Prospectus and SAI and in preparing proxy statements and Rule 24f-2 notices.

                           b. Prepare and file annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices.
                           c. Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports, and amendments and supplements thereto.
                           d.       File fidelity bond under Rule 17g-1.
                           e.       File shareholder reports under Rule 30b2-1.
                           f. Monitor sales of each Fund's shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

                  (4)      IRS Compliance:

                           a. Monitor each Fund's status as a regulated investment company under Subchapter M, including without limitation, review of the following:
                                    (i)   Asset diversification requirements.
                                    (ii)  Qualifying income requirements.
                                    (iii) Distribution requirements.

                           b. Calculate required distributions (including excise tax distributions).

C.       Financial Reporting:
         (1)      Provide financial data required by the Prospectus and SAI.
         (2) Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and independent auditors.
         (3) Supervise the Trust's custodian and fund accountants in the maintenance of the Trust's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Trust's net assets and of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders.
         (4) Compute the yield, total return and expense ratio of each class of each Fund, and each Fund's portfolio turnover rate.
         (5) Monitor the expense accruals and notify the Trust's management of any proposed adjustments.
         (6) Prepare monthly financial statements, which include without limitation the following items:
                  a.       Schedule of Investments.
                  b.       Statement of Assets and Liabilities.
                  c.       Statement of Operations.
                  d.       Statement of Changes in Net Assets.
                  e.       Cash Statement.
                  f.       Schedule of Capital Gains and Losses.
         (7)      Prepare quarterly broker security transaction summaries.

D.       Tax Reporting:
         (1) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.
         (2)      Prepare state income breakdowns where relevant.
         (3) File Form 1099 Miscellaneous for payments to Trustees and other service providers.

         (4)      Monitor wash sale losses.
         (5)      Calculate eligible dividend income for corporate shareholders.

E.       Miscellaneous
         (1) Cooperate with the Trust's Chief Compliance Officer in complying with the requirements of Rule 38a-1 under the 1940 Act.

3.       Compensation

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

4.       Indemnification; Limitation of Liability

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or
                  (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees.

                  USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

                  Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

5.       Proprietary and Confidential Information

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

6.       Term of Agreement; Amendment

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. During the initial three-year term, this Agreement may be terminated at any time by the Trust on behalf of one or more Funds upon giving ninety
         (90) days prior written notice to USBFS. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.       Records

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8.       Governing Law

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.       Duties in the Event of Termination

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

10.      No Agency Relationship

         Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

11.      Data Necessary to Perform Services

         The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.      Assignment

         This Agreement may not be assigned by either party without the prior written consent of the other party.

15.      Obligations of the Trust

         This Agreement is executed by and on behalf of the Trust and no obligation hereunder is binding upon any of the trustees, officers or shareholders of the Trust individually. The obligations of the Trust hereunder with respect to each Fund are binding only upon the assets and property of such Fund and shall not be binding upon the assets or property of any other Fund.

13.      Notices

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to USBFS shall be sent to:

                  U.S. Bancorp Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI 53202

         and notice to the Trust shall be sent to:

                  PRIMECAP Odyssey Funds
                  Attn:  Secretary
                  225 South Lake Avenue, Suite 400
                  Pasadena, CA 91101-3005

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PRIMECAP ODYSSEY FUNDS                        U.S. BANCORP FUND SERVICES, LLC

By:   /s/ Joel P. Fried                       By:   /s/ Joe Redwine
-----------------------                       ---------------------

Title:   Co-Chief Executive Officer           Title:  President

                                    Exhibit A
                                     to the
                     Fund Administration Servicing Agreement


                                   Fund Names
                    Separate Series of PRIMECAP Odyssey Funds

Name of Series                                                  Date Added

PRIMECAP Odyssey Growth Fund                                    10/19/04
PRIMECAP Odyssey Aggressive Growth Fund                         10/19/04
PRIMECAP Odyssey Stock Fund                                     10/19/04

                                    Exhibit B
                                     to the
                     Fund Administration Servicing Agreement

                                  Fee Schedule

The parties hereby agree that the following fee schedule shall remain in place and not change for a period of three years from the effective date of this Agreement (unless this Agreement is earlier terminated), after which time it may be amended by agreement between the parties.




----------------------------------------------------------------------------------------------------------
                                 FUND ADMINSTRATION
                                 ANNUAL FEE SCHEDULE
----------------------------------------------------------------------------------------------------------
Fund Complex Fee Schedule                                 Fund Administration Out-of-Pockets
-------------------------                                 ----------------------------------
8 basis points on the first $250 million
  5 basis points on the next $750 million                   Postage, Stationery
  3 basis points on the balance                             Programming, Special Reports
Annual Complex Minimum:  $96,000                            Proxies, Insurance
                                                            Retention of records
                                                            Federal and state regulatory filing fees
Plus out-of-pockets                                         Certain insurance premiums
                                                            Expenses from board of directors meetings
Multiple Classes                                            Auditing and legal expenses
----------------
Each additional CUSIP:  $7,500.



                                                          Included in Complex Fee Schedule:
                                                          ---------------------------------
                                                            EDGAR filings
                                                            Report Source (on-line report viewing tool)


----------------------------------------------------------------------------------------------------------